Exhibit 21.1

Subsidiaries of Registrant

Property Name	State Organization
REIT COVE LLC	Delaware
REIT IV COVE LLC	Delaware
RP MAXIMUS COVE, L.L.C.	Delaware
40 EAST END AVE. PREF MEMBER LLC	Delaware
BEDFORD AVENUE ASSOCIATES LLC	Delaware